Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com
Meritage Homes Updates 2015 Guidance in Advance of Investor Conference
SCOTTSDALE, Ariz., September 9, 2015 - In advance of an investor conference this week where Meritage (NYSE: MTH) management will be speaking with investors, the company updated its projected EPS for 2015 and provided guidance for the third quarter.
Management revised its full-year guidance for earnings per diluted share to $3.30-3.75, including estimated earnings per diluted share of $0.70-0.85 for the third quarter. The company had previously projected 2015 earnings of $3.60-3.90 per diluted share. By comparison, Meritage earned $0.79 per diluted share in the third quarter of 2014 and $3.46 per diluted share for the full year 2014.
The estimate revisions are due to a combination of factors including delays in home closings that are expected to reduce revenue, increased labor costs impacting home closing margins, and slower than anticipated realization of benefits from the company’s newer divisions in the Southeast.
“There are shortages of skilled labor in many markets as subcontractors struggle to catch up with the increased demand of a continued recovery in homebuilding,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Competition for labor has resulted in increased costs and longer construction times, intensified by the impact of severe spring weather in certain Texas and Colorado markets. While we have taken steps to deal with the labor pressures on our short-term results, we are encouraged that they illustrate a recovering homebuilding market.”
Mr. Hilton further added, “The expected contributions from some of our newer markets in the Southeast have not materialized as quickly as we previously projected and we have made operational changes to improve their performance. We remain optimistic about the longer term potential of those newer markets.”

About Meritage Homes Corporation
Meritage Homes is the eighth-largest public homebuilder in the United States, based on homes closed in 2014. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco's East Bay, Southern California coastal and Inland Empire markets; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 85,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013, 2014 and 2015, for innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit investors.meritagehomes.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to earnings per diluted share for both the third quarter and full year 2015.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in or our failure to comply with tax laws that adversely impact our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery due to lower oil prices or other factors; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our potential exposure to natural disasters; competition; construction defect and home warranty claims; adverse legal rulings; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; changes in, or our failure to comply with, laws and regulations; limitations of our geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness and our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2014 and subsequent quarterly reports on Forms 10-Q under the caption "Risk Factors," which can be found on our website.